Exhibit 95

MINE SAFETY DISCLOSURE

TECO Coal’s subsidiaries operate mining complexes that are subject to regulation by the Mine Safety and Health Administration (MSHA) under the U.S. Federal Mine Safety and Health Act of 1977 (the Mine Act). MSHA inspects TECO Coal mines on a regular basis and issues various citations and orders when it believes that a violation of the Mine Act, any health or safety standard, or any regulation has occurred. Set forth below is information regarding certain mining safety and health orders and citations issued by MSHA and related assessment and legal actions and mine related fatalities with respect to TECO Coal’s mining operations. In evaluating this information, consideration should be given to factors such as: (i) the number of citations and orders will vary depending on the size and type (underground or surface) of the coal mine, (ii) the number of citations and orders issued will vary from inspector to inspector, and (iii) citations and orders can be contested and appealed, and as part of that process, may be reduced in severity and amount, and are sometimes dismissed.

For purposes of reporting regulatory matters under Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the following table sets forth the total number of specific citations and orders issued by MSHA under the Mine Act, along with the total dollar value of the proposed civil penalty assessment, and the total number of fatalities during the current reporting period for each TECO Coal subsidiary that is acting as a coal mine operator, by individual mine. Information relating to the aggregate number of legal actions pending, initiated and resolved during the reporting period is also reported below for each of the mines.

Exhibit 95

	For the three months ended March 31, 2012 (1)
Mine ID #	Significant & Substantial Citations Issued (Section 104)	Failure to Abate Orders (Section 104(b))	Unwarrant- able Failure Citations & Orders Issued (Section 104(d))	Flagrant Violations (Section 110(b)(2))	Imminent Danger Orders Issued (Section 107(a))	Proposed MSHA Assessments (in thousands)	Mining Related Fatalities	Pending Legal Actions (2)	Legal Actions Initiated	Legal Actions Resolved
Clintwood Elkhorn
15-16734	2	0	0	0	0	$1.0	0	6	0	1
15-18524	0	0	0	0	0	0.0	0	0	0	0
15-19396	0	0	0	0	0	0.0	0	0	0	0
40-07199	22	0	0	0	0	0.0	0	4	0	0
44-03010	0	0	0	0	0	0.0	0	6	0	0
44-07108	0	0	0	0	0	0.0	0	4	0	0
YGX(3)	1	1	0	0	0	0.0	0	4	0	0

Totals	25	1	0	0	0	$1.0	0	24	0	1

Perry County
15-05485	7	0	0	0	0	$0.0	0	13	0	25
15-18565	56	0	4	0	0	38.0	0	170	37	18
15-18662	62	0	18	0	0	70.0	0	257	71	16
15-19015	23	0	0	0	0	24.0	0	314	84	54

Totals	148	0	22	0	0	$132.0	0	754	192	113

Premier Elkhorn
15-16470	1	0	0	0	0	$0.0	0	19	0	0
15-17360	0	0	0	0	0	0.0	0	7	0	0
15-18784	3	0	0	0	0	0.0	0	24	0	0
15-18823	2	0	0	0	0	1.0	0	18	8	0
15-18946	1	0	0	0	0	1.0	0	11	0	0
15-19411	0	0	0	0	0	0.0	0	0	0	0
15-19622	5	0	0	0	0	1.0	0	6	6	0
15-19642	0	0	0	0	0	0.0	0	0	0	0
15-19649	0	0	0	0	0	0.0	0	0	0	0
15-19650	0	0	0	0	0	0.0	0	0	0	0
A-906(4)	2	0	0	0	0	1.0	0	13	0	0

Totals	14	0	0	0	0	$4.0	0	98	14	0

Grand Totals	187	1	22	0	0	$137.0	0	876	206	114

1.	Based on data obtained from MSHA Mine Data Retrieval System as of April 1, 2012 and internal company MSHA litigation files.
2.	All of the pending legal actions involve citations or orders that are being contested by a TECO Coal Corporation subsidiary, one of which is on appeal to the Federal Mine Safety Health Review Commission.
3.	YGX is the MSHA “Contractor Identification Number” assigned to Clintwood Elkhorn Mining Company for contracted engineering work performed at a mine that is operated by an independent contract mining company for Clintwood Elkhorn Mining Company.
4.	A-906 is the MSHA “Contractor Identification Number” assigned to Premier Elkhorn Mining Company for contracted engineering work performed at a mine that is operated by an independent contract mining company for Premier Elkhorn Coal Company.